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                 AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

         EXHIBIT 12 - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

                                                        Year Ended December 31,
                                        ------------------------------------------------------
                                             2001        2000       1999       1998       1997
                                             ----        ----       ----       ----       ----

Pretax income (loss)                    ($ 12,751)  ($ 77,298)  $223,307   $203,489   $308,323
Minority interest in subsidiaries
  having fixed charges (*)                 43,187      44,961     48,780     55,646     54,163
Less undistributed equity in
  losses of investees                      25,462     142,230     32,156     17,997     10,363
Fixed charges:
  Interest expense                         60,616      67,638     64,544     58,925     53,578
  Debt discount (premium) and expense       1,072         763       (129)      (504)      (701)
  One-third of rentals                     16,900      13,963     12,226     11,883     10,152
                                         --------    --------   --------   --------   --------

      EARNINGS                           $134,486    $192,257   $380,884   $347,436   $435,878
                                         ========    ========   ========   ========   ========


Fixed charges:
  Interest expense                       $ 60,616    $ 67,638   $ 64,544   $ 58,925   $ 53,578
  Debt discount (premium) and expense       1,072         763       (129)      (504)      (701)
  One-third of rentals                     16,900      13,963     12,226     11,883     10,152
  Pretax preferred dividend requirements
    of subsidiaries                        32,296      35,648     36,566     37,628     46,578
                                         --------    --------   --------   --------   --------

      FIXED CHARGES                      $110,884    $118,012   $113,207   $107,932   $109,607
                                         ========    ========   ========   ========   ========


Ratio of Earnings to Fixed Charges           1.21        1.63       3.36       3.22       3.98
                                             ====        ====       ====       ====       ====


Earnings in Excess of Fixed Charges      $ 23,602    $ 74,245   $267,677   $239,504   $326,271
                                         ========    ========   ========   ========   ========



(*) Amounts include subsidiary preferred dividends and accrued distributions on trust preferred securities.




                                       E-2


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